Exhibit 10.2

NiSource Inc.
2010 Omnibus Incentive Plan

Restricted Stock Unit Agreement
Amending and Restating the
2014 Performance Share Agreement

This Restricted Stock Unit Agreement (the “Agreement”) amends and restates the performance share agreement entered into between NiSource Inc., a Delaware corporation (the “Company”), and [Name of Employee], an Employee of the Company (the “Grantee”), on [date of grant of original performance share Award, 2014] (the “2014 Performance Share Agreement”).

Section 1. Amendment and Restatement of Performance Share Award into a Restricted Stock Unit Award. The Company and the Grantee previously entered into the 2014 Performance Share Agreement on [date of grant of original performance share Award, 2014] (the “Date of Grant”). On July 1, 2015, the Company implemented the spin-off of its pipeline and transmission business, comprised of Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”) and its affiliates, which made CPG and its affiliates independent and no longer part of the controlled group of corporations of the Company. Based on

(i)
the performance of the Company and satisfaction of the applicable performance metrics under the 2014 Performance Share Agreement from the date of grant of the 2014 Performance Share Agreement until the date immediately before the spin-off of CPG, and

(ii)
the Company’s determination to preserve the value of the performance share units granted under the 2014 Performance Share Agreement and in accordance with the adjustment provisions of the NiSource Inc. 2010 Omnibus Incentive Plan and the 2014 Performance Share Agreement,

the Company hereby amends and restates the 2014 Performance Share Agreement with the Grantee and grants to the Grantee in its entirety, on the terms and conditions hereinafter set forth, to provide a new total Award of ___________ Restricted Stock Units. The Restricted Stock Units will be represented by a bookkeeping entry (the “RSU Account”) of the Company, and each Restricted Stock Unit shall be equivalent to one share of the Company’s common stock.

Section 2. Grantee Accounts. The number of Restricted Stock Units granted pursuant to this Agreement shall be credited to the Grantee’s RSU Account. Each RSU Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries or estate if the Grantee is deceased) in accordance with Section 1 above. No funds shall be set aside or earmarked for any RSU Account, which shall be purely a bookkeeping device.

Section 3. Vesting and Lapse of Restrictions.

(a)	Vesting. Subject to the forfeiture conditions described later in this Agreement, the Restricted Stock Units shall vest on February 28, 2017 (the “Vesting Date”).

(b)
Effect of Termination of Service. Except as set forth below, if Grantee’s Service is terminated for any reason prior to the Vesting Date or the occurrence of any event provided in this Section, the Grantee shall forfeit any Restricted Stock Units that have not yet become vested.

(i)    Termination Due to Retirement, Death, or Disability. If, before the Vesting Date, the Grantee terminates Service due to the Grantee’s Retirement, death, or Disability, the restrictions set forth in part (a) above shall lapse with respect to a pro rata portion of such Restricted Stock Units on the date of such termination of Service. Such pro rata lapse of the restrictions shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Grant and the date the Grantee terminates Service, and the denominator shall be the number of full or partial calendar months between the Date of Grant and the Vesting Date that immediately follows the Grantee’s termination date. For purposes of this Agreement, “Retirement” means the Grantee’s attainment of age 55 and 10 years of Service.

(ii)    Termination After a Change in Control. If, before the Vesting Date and within 24 months after a Change in Control of the Company occurs, the Grantee’s Service is terminated by the Company other than for Cause, or Grantee terminates Service for Good Reason, all the Restricted Stock Units shall become fully and immediately vested, and all restrictions shall lapse, upon the date of such Termination of Service.

(iii)    Termination in Anticipation of a Change in Control. If, before the Vesting Date, (1) a Change in Control has occurred, (2) the Company has terminated the Grantee’s Service without Cause during the year before the Change in Control was consummated but after a third party and/or the Company had taken steps reasonably calculated to effect a Change in Control, and (3) it is reasonably demonstrated by the Grantee that such termination of Service was in connection with or in anticipation of a Change in Control, all the Restricted Stock Units shall become fully and immediately vested, and all restrictions shall lapse, on the fifth business day before the date of consummation of a Change in Control of the Company.

(iv)    Cause and Good Reason. For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if, the Company notifies the Grantee, in writing, within 60 days of its knowledge that one of the following events have occurred: (1) the Grantee engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the Grantee is convicted of a criminal violation involving fraud or dishonesty. For purpsoes of this Agreement, “Good Reason” shall be deemed to exist if, and only if, the Company has failed to cure any of the following conditions within 30 days after receipt of advanced written notice of such conditions by the Grantee: (1) a significant diminution in the nature or the scope of the Grantee’s authorities or duties; (2) there is a signficant reduction in the Grantee’s monthly rate of base salary and opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company; (3) the Company changes by 50 miles or more the principal location at which the Grantee is required to perform services as of the date of a Change in Control; or (4) the Company or any successor materially breaches this Agreement.

(c)
Limitation on Restricted Stock Units. Notwithstanding the previous provisions of this Section, during any calendar year with respect to which the Grantee is a Covered Officer (for purpose of Internal Revenue Code (“Code”) Section 162(m)), if the Grantee otherwise would vest in a number of Restricted Stock Units under this Section, the Grantee instead may vest only with respect to a sufficient number of Restricted Stock Units whose aggregate Fair Market Value on the date such restrictions would, when added to the Grantee’s “applicable employee remuneration” (as defined in Code Section 162(m)) for the applicable calendar year that does not constitute “qualified performance-based compensation” (as defined in Code Section 162(m)), not exceed the aggregate amount of $999,999.00 for the applicable calendar year (the “Limitation”).

To the extent the restrictions on any Restricted Stock Units do not lapse due to the application of this Section, the restrictions on such Restricted Stock Units shall lapse on the first to occur of:

(i)	the last business day of any subsequent calendar year or years to the extent that the Limitation is not exceeded for such year or years;

(ii)	the date next following the Grantee’s termination of Service for any reason other than for Cause, or

(iii)	the first business day of the year next following the year with respect to which the Grantee ceases to be a Covered Officer.

The Company will make all determinations as to whether the lapse of restrictions on any Restricted Stock Units is delayed in accordance with this Section. Such determinations will be made on a uniform and non-discriminatory basis consistent with the requirements under Code Section 409A.

Section 4. Delivery of Shares. Once Restricted Stock Units have vested under this Agreement, the Company will determine the number of Shares represented by the Restricted Stock Units in the Grantee’s RSU Account and deliver the total number of Shares due to the Grantee as soon as administratively possible after such date. Notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, a Grantee is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition of additional taxes or interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Grantee’s termination and separation of Service until the date that is at least 6 months following the Grantee’s termination and separation of Service. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has distributed any portion of the vested Restricted Stock Units, the Company will transfer any Shares payable with respect to the vested Restricted Stock Units in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.

Section 5. Withholding of Taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

Section 6. Securities Law Compliance. The delivery of all or any Shares that relate to the Restricted Stock Units shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. The Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company's Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such later date that may be permitted under Code Section 409A.

Section 7. Restriction on Transferability. Except as otherwise provided under the Plan, until the Restricted Stock Units have vested under this Agreement, the Restricted Stock Units granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Restricted Stock Units.

Section 8. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s RSU Account or any other specific assets of the Company. All amounts credited to the Grantee’s RSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

Section 9. No Rights as Stockholder or Employee.

(a)
Unless and until Shares have been issued to the Grantee, the Grantee shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units subject to this Agreement, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which Shares are entitled with respect to any such Restricted Stock Units.

(b)
Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.

Section 10. Adjustments. If at any time while the Award is outstanding, the number of outstanding Restricted Stock Units is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan, the number and kind of Restricted Stock Units shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in Article XVI of the Plan, the Committee shall take action in accordance with the procedures and provisions of Article XVI of the Plan; provided that the Grantee shall receive value for each Share subject to this Agreement equal to the value received by each stockholder of the Company as a result of the Change in Control.

Section 11. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, NiSource Inc., 801 East 86th Avenue, Merrillville, IN 46410-6271, or at such other address as the Company may designate by notice to the Grantee. Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 12. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, will be performed in accordance with the Plan. All determinations and decisions made by the

Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. This Agreement at all times shall be governed by the Plan and in no way alter or modify the Plan. To the extent a conflict exists between this Agreement and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company or the grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the Consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.

Section 13. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to the choice of law principles thereof.

Section 14. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Restricted Stock Units shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 15. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof, including the 2014 Performance Share Agreement. This Agreement is pursuant to the terms of the Company’s 2010 Omnibus Incentive Plan (the “Plan”). The Grantee acknowledges that the Restricted Stock Units awarded under this Agreement satisfies any obligation of the Company to provide any additional Restricted Stock Units or other Awards under the Plan and the 2014 Performance Share Agreement as a result of the previously described spin-off of CPG. The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan, and including the Code Section 409A provisions of Section XIX of the Plan. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Restricted Stock Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of cash or Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

Section 16. Successors. All obligations of the Company under this Agreement shall be binding on any successor to the Company.

IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

NiSource Inc.

By: ______________________

Its: ______________________

Grantee

By: _____________________